CENTURYFUNDS

Sub-Item 77Q1(e)

During the six-month period ended April 30, 2016, Century Capital Management Trust (the “Registrant”) entered into new investment advisory contracts on behalf of its series.  Copies of the new investment advisory contracts were filed with Registrant’s Post-Effective Amendment No. 37 on February 26, 2016 (SEC Accession No. 0001398344-16-010264) and are hereby incorporated by reference as part of the response to Sub-Item 77Q1(e) of the Registrant’s Form N-SAR.